UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2009
WINTRUST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of Incorporation)	0-21923 (Commission File Number)	36-3873352 (I.R.S. Employer Identification No.)

727 North Bank Lane Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (847) 615-4096
Not Applicable
(Former name or former address, if changed since last year)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 28, 2009, First Insurance Funding Corp. (“FIFC”), a subsidiary of Wintrust Financial Corporation (“Wintrust”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with American International Group, Inc. (“AIG”), pursuant to which FIFC purchased a portfolio of domestic life insurance premium finance loans with an aggregate unpaid principal balance of approximately $941.3 million (the “Loan Portfolio”) and certain related assets from A.I. Credit Corp. and A.I. Credit Consumer Discount Company, each an indirect wholly-owned subsidiary of AIG (collectively, “A.I. Credit”), for an aggregate purchase price of $679.5 million, subject to post-closing adjustments. The purchase price is subject to a customary post-closing adjustment based on the value of the Loan Portfolio as of the closing date. FIFC can purchase up to an aggregate of $84.4 million of additional life insurance premium finance assets for up to $61.2 million in the future subject to satisfying certain conditions.
A portion of the Loan Portfolio, with an aggregate unpaid principal balance of approximately $317 million, and a corresponding portion of the purchase price of approximately $230 million were placed in escrow, pending the receipt of required third party consents. To the extent any of the required consents are not obtained prior to October 28, 2010, the portion of the Loan Portfolio for which such required consents are not obtained will be reassumed by A.I. Credit, and the corresponding portion of the purchase price will be returned to FIFC.
Life insurance premium finance loans are generally used for estate planning purposes of high net worth borrowers, and are generally collateralized by the cash surrender value of life insurance policies, letters of credit, annuities, cash and marketable securities. The Loan Portfolio, which is similar to FIFC’s existing portfolio of life insurance premium finance loans, consists of approximately 530 loans with an average remaining expected life of 5 to 7 years (although some loans may have longer lives). The Loan Portfolio generally prices at an average spread of approximately 1.9% over the 1-year LIBOR rate existing at the re-pricing date and before the accretion of the purchase discount. The historical net charge-off ratio of the Loan Portfolio has been less than 0.1% of the outstanding principal balance.
FIFC acquired certain additional assets from A.I. Credit relating to the life insurance premium finance business, including software and trademarks, and assumed certain liabilities. In connection with the transaction, FIFC leased office space in Jersey City, New Jersey and hired a majority of A.I. Credit’s life insurance premium finance employees, who will continue to service the Loan Portfolio and operate the business primarily from that location.
FIFC and AIG made certain customary representations, warranties and covenants under the Asset Purchase Agreement, and will indemnify each other for certain losses, including losses resulting from breaches or inaccuracies in their respective representations and warranties, losses relating to their respective assets and liabilities, and losses resulting from any breach or failure to perform their respective covenants, subject in each case to certain limitations.
The above summary of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached as an exhibit hereto.

Item 2.01. Completion of Acquisition or Disposition of Assets.
The information required by Item 2.01 relating to the acquisition of assets and assumption of liabilities pursuant to the Asset Purchase Agreement is contained in the first four paragraphs of Item 1.01, and is incorporated herein by reference.
Item 8.01. Other Events
On July 28, 2009, Wintrust issued a press release announcing the acquisition of the Loan Portfolio and related assets. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibits

10.1	Asset Purchase Agreement, dated as of July 28, 2009, between American International Group, Inc. and First Insurance Funding Corp.

99.1	Wintrust Financial Corporation Press Release dated July 28, 2009

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David A. Dykstra
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer

Date: July 28, 2009

EXHIBIT INDEX

10.1	Asset Purchase Agreement, dated as of July 28, 2009, between American International Group, Inc. and First Insurance Funding Corp.

99.1	Wintrust Financial Corporation Press Release dated July 28, 2009